Exhibit 99.1

GlobalSCAPE, Inc. Launches Kenetix: a Simple but Powerful Way to Integrate Cloud Data
Company’s First iPaaS Offering Provides Unmatched Scale, Agility and Ease of Use

SAN ANTONIO – June 27, 2017 – Rapid cloud adoption has made powerful applications readily accessible and easy to implement across an organization, but many of these applications do not natively communicate or connect, requiring significant IT development time and cost to integrate. Addressing this dilemma, GlobalSCAPE, Inc. (NYSE MKT: GSB), a worldwide leader in the secure movement and integration of data, announced that it has extended the Company’s reach further into the cloud with the launch of Kenetix, its new integration platform as a service (iPaaS) solution.

Kenetix is a markedly different kind of data integration platform, focused on bringing rapid digital transformation to businesses with the quick connection to, and integration of, new and existing technologies like cloud-based applications, Internet of Things (IoT) devices and third-party application interfaces. With Kenetix, customers are empowered to rapidly create complex application and data integrations in the cloud, with the utmost security, reliability, transparency and control.

Kenetix supports application connectivity in an effort to synchronize data across systems, and empowers business teams to create and integrate applications without having to wait on IT.

The new platform differentiates itself from other iPaaS solutions with its easy to use yet powerful functionality that meets the demands of large enterprises, while also being simple and intuitive enough to satisfy the needs of non-technical staff or line-of-business managers who require the flexibility to develop their own data integrations quickly. Kenetix comes with a suite of features and benefits that make it the ideal solution for application and data integration, business process automation and microservices orchestration. Among the many features are:

•	Access to a library of connectors for more than 120 applications like Salesforce, Marketo, Basecamp, etc.;
•	Simple drag-and-drop data mapping to ensure data integration flows without the need for coding;
•	Ability to launch and orchestrate microservices as well as automate workflows quickly;
•	Granular controls to ensure administrators can manage what application data individuals or teams have access to;
•	Built-in reporting to facilitate audits and compliance mandates; and,
•	Military-grade security with stringent audit and validation tools.

Globalscape will offer Kenetix alongside its award-winning managed file transfer platform Enhanced File TransferTM (EFTTM). Kenetix is a complement to Globalscape’s product portfolio and a logical fit for the Company’s continued mission to securely move and integrate data as it flows in and out of an organization. Pricing packages for Kenetix start at $899 per month, with an annual contract.

Supporting Quotes:
Matt Goulet, President and CEO at Globalscape
“Globalscape’s decades-long leadership in secure, flexible and highly manageable data movement remains unmatched. However, as more and more customer applications move to the cloud, we saw the need and opportunity to apply our expertise to helping customers accelerate that transition. With Kenetix, we are delivering an extremely powerful and agile platform that not only allows customers to unleash the power of their data with very little technical expertise, but also establishes a platform through which we can extend and expand our own portfolio for maximum customer value. We see this as a natural extension to our work in managed file transfer and our larger desire to help our customers overcome their most complex data obstacles.”

Bindi Bhullar, Research Director at Gartner, et al.
“Many large enterprises do not have the IT infrastructure, culture, skills, time or budget to fully modernize their IT platforms and meet the demands of the rapidly evolving digital business landscape. iPaaS is a cloud-based integration platform that manages ever-increasing integration complexity. The management of this complexity is offered through rapid deployment, fast time to integration and value that is easy to use, which is coupled with a promise of a lower initial cost that doesn’t require an upfront capital expense.” 1

To learn more about Kenetix, please visit: https://www.globalscape.com/kenetix-ipaas

About Globalscape
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a worldwide leader in the secure movement and integration of data. Through Globalscape’s powerful yet intuitive technology, organizations can accelerate their digital transformation and maximize their potential by unleashing the power of data. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the Securities and Exchange Commission on March 27, 2017.

Globalscape Press Contact
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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1 Gartner: Emerging Technology Analysis: Integration Platform as a Service, Analyst(s): Bindi Bhullar, Massimo Pezzini, Fabrizio Biscotti, 18 August 2016